UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 29, 2013

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Crexendo, Inc.
(Exact Name of Registrant as Specified in Its Charter)
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Delaware	001-32277	87-0591719
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 South 52nd Street, Tempe, AZ 85281
(Address of Principal Executive Offices) (Zip Code)

(602) 714-8500
(Registrant’s Telephone Number, Including Area Code)

Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On August 28, 2013 the Board of Directors (the “Board”) of Crexendo, Inc. (the “Company”) elected Jeffrey P. Bash as a member of the Board, effective August 28, 2013. Mr. Bash, age 71, is a long time investor in the Company.  Since September 2011, Bash has been a Vice President of private, family-owned Richmont Corporation of Dallas, TX, providing corporate finance services. From 2008 to the present, Bash has also worked as a consultant to the private equity firm, General Pacific Partners LLC of Newport Beach, CA, providing strategic planning, corporate finance, structure, analysis, research and report writing services.  Since 2006 Bash has been a private investor and advocate for stockholder interests with both managements and Boards. Prior to 2006, Bash was a Corporate Vice President & Actuary for New York Life Insurance Company, becoming a Fellow of the Society of Actuaries (FSA) from 1970 until his retirement in 1995.  Mr. Bash received his Bachelor of Arts degree in mathematics from Oberlin College.

Mr. Bash will serve as a Class II director which class will stand for re-election at the 2015 annual meeting of stockholders. Mr. Bash will be appointed to committee assignments at the next full meeting of the Board.

Mr. Bash will participate in the Company’s standard director compensation program. Pursuant to this program, each member of the Board who is not an employee of the Company receives an annual grant of 10,000 options to purchase shares of common stock under the Companies incentive stock plan.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1    Press Release of Crexendo, Inc. dated August 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 29, 2013	Crexendo, Inc.

	By:	/s/ Ronald Vincent
Ronald Vincent Chief Financial Officer